EXHIBIT 4.1

             CERTIFICATE OF DESIGNATION OF CLASS B PREFERRED STOCK

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

                                                            Entity #
                                                            C28624-2002
                                                            Document Number:
                                                            20060058629-48

                                                            Date Filed:
CERTIFICATE OF DESIGNATION                                  1/31/2006 4:12:34 PM
(PURSUANT TO NRS 78.1955)                                   In the office of
                                                            Dean Heller

                                                            Dean Heller
                                                            Secretary of State

                                              Above space is for office use only

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                            (PURSUANT TO NRS 78.1955)

1.  Name of corporation:
    Crystalix Group International, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The voting powers, preferences, limitations, restrictions and relative rights of the corporation's Class B Preferred Stock, par value of $0.001 per share (the "Class B Preferred Stock"), are as follows:
1. No Preemptive Rights. No stockholders of the Corporation holding Class B Preferred Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or option to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.
2. Voting Rights and Powers. Except as otherwise provided herein or in the Articles or as required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of Class B Preferred Stock shall vote together with the holders of shares of Common Stock as a single voting group. Each holder of Class B Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Class B Preferred Stock are then convertible pursuant to
Section 5 hereof.
(See attachment)

3. Effective date of filing (optional):
                  (must not be more than 90 days after the certificate is filed)

4. Officer Signature (required): /s/ Douglas E. Lee

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.
                           Nevada Secretary of State AM 78.1955 Designation 2003
                                                            Revised on: 09/29/05

                                ATTACHMENT TO THE
                        CERTIFICATION OF DESIGNATION FOR
                       CRYSTALIX GROUP INTERNATIONAL, INC.

3. Dividends. In the event that at any time the Corporation declares or pays any dividend on its Common Stock, an equivalent dividend will be declared or paid, as applicable, with respect to outstanding shares of Class B Preferred Stock, determined based on the total number of whole shares of Common Stock which would be outstanding if all outstanding shares of Class B Preferred Stock were then converted in to Common Stock.

4. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Class B Preferred Stock shall be entitled to a distribution of assets and funds of the Corporation legally available for distribution, equivalent to what is distributed to holders of Common Stock, determined on an as-if converted basis.

5. Conversion. The holders of Class B Preferred Stock shall have conversion rights and/or be subject to mandatory conversion as follows (the "Conversion Rights"):
(a)  Option Conversion. Subject to and in compliance with the provisions of this
Section 5, any shares of Class B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock, to the extent that the Corporation has available authorized and unissued shares of Common Stock to issue upon such conversion. The number of shares of Common Stock to which a holder of Class B Preferred Stock shall be entitled upon such conversion shall be the product obtained by multiplying the "Class B Conversion Rate" then in effect, determined as provided in Section 5(b) below, by the number of shares of Class B Preferred Stock being converted.

(b) Conversion Rate. Each outstanding share of Class B Preferred Stock shall be converted into 100 shares of duly authorized, validly issued, fully-paid and non-assessable Common Stock, subject to adjustment as provided in Section 5(d) below (the "Class B Conversion Rate").

(c) Mechanics of Option Conversion. Each holder of Class B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Preferred Stock, and (ii) give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Class B Preferred Stock to be converted. The Corporation shall, as soon as practicable thereafter, and to the extent of available shares of Common Stock, issue and deliver at such office to such holder of Class B Preferred Stock a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such holder is entitled, and any fractional interest in respect of a share of Common Stock arising on such conversion shall be settled as provided in Section 5(h) below. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments for Subdivisions, Combinations or Reclassifications of Common Stock. In the event the Corporation at any time or from time to time after the date of the issuance of shares of Class B Preferred Stock shall (i) effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise) without a corresponding subdivision of the Class B Preferred Stock, (ii) combine or consolidate the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding combination of the Class B Preferred Stock, or (iii) effect any other reclassification of its Common Stock, then the Conversion Rate for the Class B Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, so that the holder of any share of Class B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the effective date of such subdivision, combination or reclassification. An adjustment made pursuant to this Section 5(d) shall become effective immediately after the opening of business on the business day next following the effective date of such subdivision, combination or reclassification. Adjustments in accordance with this Section 5(d) shall be made whenever any event listed above shall occur. For example, if the Corporation were to effect a reverse split of its Common Stock so that every 35 shares of pre-split Common Stock were combined or consolidated into one post-split share of Common Stock, then the Class B Conversion Rate would be changed from 100 shares of Common Stock for every share of Class B Preferred Stock to 2.857143 shares of Common Stock for each share of Class B Preferred Stock.

(e) No Impairment. The Corporation will not, by amendment of the Articles or this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class B Conversion Rate pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class B Preferred Stock a certificate executed by an officer of the Corporation setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Class B Conversion Rate at the time in effect, (iii) the number of shares of Common Stock available to effect conversions of Class B Preferred Stock, and (iv) the amount, if any, of other property which at the time would be received upon the conversion of the Class B Preferred Stock. If the Corporation shall have designated a transfer agent for the Class B Preferred Stock, it shall also promptly file with such transfer agent an officer's certificate setting forth the Class B Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(g) Issue Taxes. The Corporation shall pay any and all issue, transfer and other taxes (other than taxes based upon income) that may be payable in respect of any issue or delivery of shares of Common Stock or securities or other property on conversion of Class B Preferred Stock pursuant hereto.

(h) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Class B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Class B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the product of such fraction multiplied by the per share market value of the Common Stock (as determined by the Board) on the date of conversion.

(i) Mandatory Conversion. All outstanding shares of Class B Preferred Stock shall be callable for conversion by the Corporation at any time after the Corporation has sufficient authorized shares of Common Stock available for issuance on conversion of all outstanding shares of Class B Preferred Stock. Any such call for conversion shall be for the conversion of all outstanding shares of Class B Preferred Stock, and shall be effected by delivery of written notice of call to the holders of record of the Class B Preferred Stock, which notice shall indicate the Corporation's intent to call all outstanding shares of Class B Preferred Stock and shall specify the effective date of the call. Upon such conversion, all outstanding shares of Class B Preferred Stock shall be converted into at the then effective Class B Conversion Rate into authorized, validly issued, fully-paid and non-assessable shares of Common Stock.

(j) Mechanics of Mandatory Conversion. Upon the Corporation's call for conversion of all outstanding shares of Class B Preferred Stock as referenced above, the outstanding shares of Class B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder of such shares of Class B Preferred Stock notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Preferred Stock, the holders of Class B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class B Preferred Stock. Thereupon, the Corporation shall as soon as practicable issue and deliver at such office to such holder of Class B Preferred Stock in such holder's name as shown on the surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the surrendered shares of Class B Preferred Stock were convertible on the date on which such automatic conversion occurred, together with cash in lieu of any fraction of a share as provided above. All certificates evidencing shares of Class B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the mandatory conversion date, be deemed to have been retired and cancelled and the shares of Class B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Class B Preferred Stock may not be reissued as shares of Class B Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Preferred Stock accordingly.

(k) Reservation of Common Stock Issuable upon Conversion. The Corporation shall, promptly after the issuance of Class B Preferred Stock, take action and solicit consents as necessary to arrange for sufficient shares of Common Stock to become available to accommodate the conversion of all outstanding shares of Class B Preferred Stock.

6. No Reissuance of Class B Preferred Stock. No share or shares of Class B Preferred Stock acquired by the Corporation by reason or redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7. Modification or Amendment. Except as otherwise specifically provided herein, this Certificate of Designation may be amended by the Corporation in the same manner and with the same voting requirements as is required to amend the Articles.